Exhibit 23.1
CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM
In connection with the foregoing Annual Report on Form 10-K to be filed with the Washington, D.C. Office of the U.S. Securities and Exchange Commission, we hereby consent to the inclusion of our report dated March 31, 2009 related to the audit of the financial statements of VCG Holdings Corp. as of and for the years ended December 31, 2008 and 2007.

Denver, Colorado	/s/ Causey Demgen & Moore, Inc.
April 9, 2009